UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2008

Calypte Biomedical Corporation
(Exact name of Company as specified in its charter)

Delaware	000-20985	06-1226727
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

16290 S.W. Upper Boones Ferry Road, Portland, Oregon 97224
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (503) 726-2227

N/A
(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On August 15, 2008, the Registrant (the “Company”) entered into a subscription agreement (the “Subscription Agreement”) with Tinja Limited, an entity formed under the laws of Mauritius (the “Investor”) pursuant to which the Investor agreed to purchase 14,000,000 shares of the Company’s common stock, par value $0.03 (the “Shares”) at a purchase price of $0.05 per share, for a total purchase price of $700,000, in a private placement transaction pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). Under the terms of the Subscription Agreement, the Company issued a two-year warrant to the Investor to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.08 per share (the “Warrant”). The Subscription Agreement contains customary representations and warranties by the Investor regarding its status as a non-U.S. person, its investment intent and restrictions on transfer. The Investor was granted certain piggy-back registration rights which require the Company to use its best efforts to register all or a portion of the Shares and the shares of common stock underlying the Warrant on the next registration statement it files with the Securities and Exchange Commission under the Securities Act. The Company intends to use the proceeds of the private placement for general working capital purposes.

On August 20, 2008, the Company received the $700,000 cash purchase price for the Shares from the Investor and issued the Shares and the Warrant to the Investor.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.188	Subscription Agreement, dated August 15, 2008, between the Company and Tinja Limited.
10.189	Form of Warrant issued to Tinja Limited.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 21, 2008

Calypte Biomedical Corporation

By:  /s/ Jerrold D. Dotson

Jerrold D. Dotson
Vice President - Finance and Administration